Exhibit 10.1

Dated as of August 15, 2008

VIA HAND DELIVERY

Mr. Mark A. Little

1 Jacob Way

Greensboro, North Carolina 27455

Dear Mark:

The purpose of this letter is to confirm our agreements and understandings in connection with your retirement from the Company. We have agreed as follows:

1.

You will retire from the Company effective as of the close of business of the Company on August 15, 2008 (“Retirement Date”). Your retirement will be treated as a “Termination Without Cause” by the Company for all purposes of your “2007 Executive Employment Agreement” with the Company (“Employment Agreement”). Your Retirement Date will be deemed to be your Date of Termination for purposes of your Employment Agreement.

2.	Except as otherwise specifically provided in this letter, the terms and conditions of your Employment Agreement apply and will continue in full force and effect.
3.	In accordance with Section 7(f)(i) of your Employment Agreement, the Company will pay or provide to you the following payments and benefits:
(A)

Your Base Salary of $269,500.00 will be paid to you during the 24 month period beginning August 15, 2008 and ending August 15, 2010 (“Severance Period”). Your Base Salary will be paid to you in semi-monthly installments in accordance with the Company’s regular payroll practices.

(B)

You will be paid an amount equal to 62.50% of the amount of incentive compensation that would have been payable to you pursuant to the Annual Incentive Compensation Plan for 2008, based on the achievement of your performance objectives as determined as of your Retirement Date. Your Incentive Compensation Target Opportunity is 100% (not 90% as stated in Attachment A to your Employment Agreement). This amount will be paid to you in a lump sum on or before March 15, 2009 in accordance with the Company’s regular payroll practices. Your personal objectives will be considered achieved.

(C)

You will be paid $282,975.00 on your Retirement Date through the Company’s regular payroll. Such amount represents the amount of incentive compensation you earned through your Retirement Date under the terms of the Company’s Long Term Incentive Plan.

(D)

You will be permitted to continue to participate in the health, dental and prescription drug benefits provided to active employees under the Company’s Group Benefits Plan (as such Plan may be amended from time to time) until the last day of the month in which you attain age 65 (“Coverage Period”). In consideration, however, of a one time lump sum payment to you of $35,000.00, less all appropriate taxes and garnishments (such amount to be paid to you as of your Retirement Date), you agree (i) to release Remington from its obligation to make certain premium payments under Section 7(f)(i)D of your Employment Agreement and (ii) to be solely responsible for paying “employee plus spouse coverage,” as cost for such coverage may be changed from time to time during the Coverage Period. You agree to pay for coverage, on an annual basis, in a lump sum in January of each year. For the period beginning August 2008 through December 2008 you will pay $2,429.66 for coverage, assuming “employee only coverage” begins October 1, 2008. This amount shall be due within 30 days after execution of this letter. The current actual monthly cost of “employee plus spouse coverage” is $875.03 and the current actual monthly cost of “employee only coverage” is $444.18. The Company will notify you, in writing, in December of each year the actual annual cost of coverage for the up-coming calendar year and you agree to pay the Company that amount in accordance with this letter no later than January 15th of each year. If you fail to make the payment when due, you will no longer be eligible to participate in the Company’s Group Benefits Plans.

(E)

During the Severance Period, the Company will reimburse you for the then current premiums paid by you to continue coverage under the supplemental long-term disability policy maintained by you as of January 1, 2007. The amount of the current monthly premium is $320.88. Reimbursement will be made to you within fifteen (15) days of the date you advise the Company in writing that a premium has been paid.

(F)

During the Severance Period, you will be entitled to continue to participate in the Remington Arms Company, Inc. all Groups Life Insurance Plan (“Life Insurance Program”) as in effect from time to time. The Company will pay the premiums for such coverage.

(G)

During the Severance Period, you will continue to receive, in accordance with Section 7(f)(i)G of your Employment Agreement, financial planning services pursuant to The Comprehensive (or Executive) Counseling Program (“Financial Planning Services Program”) as in effect from time to time. You will also be paid the “gross-up payment” described in Section 7(f)(i)G.

(H)

You are fully vested in your account balances under the Remington Arms Company 401(k) Plan (“401(k) Plan”) and you are fully vested in your accrued benefit under the Remington Arms Company, Inc. Pension and Retirement Plan (“Pension Plan”). As of July 31, 2008, the aggregate dollar amount of your account balances under the 401(k) Plan was $225,134.79. As of July 31, 2008, your vested accrued benefit under the

Pension Plan was $2,761.93. (The accrued benefit is the monthly amount payable to you for life commencing as of your normal retirement age.) Your account balance under the 401(k) Plan and your vested accrued benefit under the Pension Plan will be paid to you in accordance with the terms and provisions of such Plans as in effect on your Retirement Date.

(I)

You are fully vested in your benefit under the Remington Supplemental Pension Plan (“SERP”). In determining the amount of your benefit under the SERP, you will be provided with an additional service credit equal to the Severance Period (treating you as if you had continued in the employment of the Company through the end of the Severance Period). For purposes of the SERP calculation, you were credited with 13.58 years of service as of January 1, 2008. With the additional services credit, you will be credited with two (2) additional years of service as of August 15, 2008. As of August 15, 2008 the amount of your vested accrued benefit under the SERP was $6,757.79 (i.e., this is the amount payable to you for life commencing at your normal retirement age). The SERP benefit will be paid to you in accordance with the terms and provisions of the SERP.

In addition to the foregoing payments and benefits, you will be paid $22,458.33 on your Retirement Date through the Company’s regular payroll, which amount represents your unused, accrued vacation.

4.

Contrary to the provisions of Section 7(g)(ii) of your Employment Agreement, you will have no duty whatsoever to mitigate the amount of any payment or benefit provided for in this letter or your Employment Agreement by seeking other employment and, further, any payment or benefit provided to you pursuant to this letter or your Employment Agreement will not be reduced by any compensation or other amount earned by you after your Retirement Date.

5.

As you know, you are not permitted during your Severance Period to compete with the Company or engage in any business which is competitive with the Company’s business. See Section 9 of your Employment Agreement. As we have discussed, you may provide consulting services to any entity or firm during the Severance Period as long as such entity or firm does not engage in the Company’s business. Additionally, you have expressed a desire to provide the Company with consulting services and support on an as needed basis. If the Company desires to engage you in providing such services and you agree to perform the desired services, you agree that the performance of the required services shall be subject to a consulting services agreement substantially in the form attached to this letter as “Exhibit A.” It is understood, however, that the execution of this letter does not obligate either you or the Company to enter into a consulting services or other such agreement.

6.

You acknowledge that the payments and benefits provided for in this letter and your Employment Agreement are conditioned upon your executing a General Release and Waiver. You hereby acknowledge receipt of such General Release and Waiver, a copy of which is attached to this Letter as “Exhibit B.”

7.

You acknowledge that you have carefully read and reviewed this letter, your Employment Agreement and the General Release and Waiver and have been advised to seek the advice of an attorney or other counsel with respect to the terms and provisions of these documents. You hereby confirm that you understand and are satisfied with the terms and conditions of these documents.

On behalf of the Company, please accept our sincere thanks for your many, many years of exemplary service to the Company.

If this letter accurately confirms our agreements and understandings, please sign the enclosed duplicate originals of this letter and the General Release and Waiver and return them to me. I will execute the same and return one set of originals to you for your files.

Very truly yours,

REMINGTON ARMS COMPANY, INC.

By:	/s/ Thomas L. Millner
Thomas L. Millner
Chief Executive Officer

AGREED:

/s/ Mark A. Little

Mark A. Little

Date: August 15, 2008

“EXHIBIT A”

REMINGTON ARMS COMPANY, INC.

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT (“Agreement”) is made this __ day of __________ 20__ by and between REMINGTON ARMS COMPANY, INC., a corporation duly organized and existing under the laws of the State of Delaware, with offices located at 870 Remington Drive, P.O. 700, Madison, NC 27025 (“Remington”) and MARK LITTLE, an individual having an address located at One Jacob’s Way, Greensboro, NC 27455 (“Little”). Collectively or individually, Remington and/or Little may herein be referred to as “Party” or “Parties” as the sense of the text requires.

W I T N E S S E T H:

WHEREAS, Remington is desirous of engaging Little to assist in providing information/services as more fully set forth in this Agreement; and,

WHEREAS, Little is desirous of assisting Remington in providing Services, as defined below, and in the development and presentation of such information and data as further defined herein.

NOW, THEREFORE, in consideration of the above-stated premises and the mutual promises and covenants hereinafter contained, it is agreed as follows:

1.	TERM:

This Agreement shall become effective as of the day and year first above written and will continue for a period of ________ (__) consecutive months thereafter unless terminated sooner by mutual agreement of the Parties, or in a manner hereinafter set forth. The term of this Agreement may be extended only by mutual agreement of the Parties duly reflected in a subsequent written document.

2.	RESPONSIBILITIES:

During the term of this Agreement, Little, as an independent contractor, shall provide to the Company such consulting services (“Services”) as may be required from time-to-time in writing by the Company’s Chief Executive Officer concerning the operation of the Company’s business including but not limited to the following:

A.	travel to Madison and other Remington locations as requested by Remington as needed to accomplish Services;
B.	________________________________________________________________

________________________________________________________________

C.	________________________________________________________________

________________________________________________________________

D.	________________________________________________________________

________________________________________________________________

3.	HOURS AND LOCATION:

The times and places for the performance of Services will be within Little’s discretion and control. Little shall devote his best efforts and diligence to the performance of Services and the discharge of his obligations under this Agreement consistent with Remington’s requirements. However, Little shall not be required to work any minimum number of hours or any set schedule of hours, and the Services are to be rendered on an “as available” basis by Little.

4.	REPORTS:

Little shall furnish oral and/or written reports from time-to-time sufficient in his and/or Remington’s judgment to apprise Remington concerning Services rendered.

5.	CONSULTING FEES:

A.	During the term of this Agreement, Remington agrees to pay Little the sum of _________________________________ dollars and no cents ($____.00) per hour for Services performed.
B.	Remington shall pay Little ___________ dollars and no cents ($____.00) per day for travel to or from Little’s home to the Remington location.
C.

Remington shall reimburse Little for reasonable and necessary out-of-pocket travel and living expenses that are actually incurred in performance of Services under this Agreement. Little shall account for all such expenses, and shall submit sufficient documentation (including receipts for expenditures above a single transaction amount of $25.00 each) to support the expenses. All travel, transportation and living expenses must be authorized, in writing, by Remington in advance, in order to be subject to reimbursement hereunder. Additionally, all travel will be subject to Remington’s standard travel policies and practices. A copy of the Remington travel policy is attached.

6.	PAYMENT OF CONSULTING FEES:

Little shall submit an invoice for fees earned hereunder on a monthly basis. All payments to Little from Remington shall be to Little’s address identified in Section 21, below.

7.	COMPLIANCE WITH LAWS:

Little warrants that he will not either directly or indirectly, or through third parties, make or offer to make any payment, gift or promise of anything of value to any person in the service of any government or to any political party or candidate for political office in connection with the solicitation, receipt, negotiation or implementation of orders for the sale or distribution of Remington’s products or in the performance of Services hereunder. The term “government” shall mean the government of any country or any subdivision, agency or instrumentality thereof, including the military. In addition to other legal remedies Remington may have, in the event of a violation of this covenant, Remington shall have the right to immediately terminate this Agreement and any others with respect to which such violation occurred, without any liability to Remington.

8.	CONFIDENTIALITY:

It is understood that information developed by or communicated to Little in the performance of Services under this Agreement is of a highly confidential and sensitive nature. Little agrees that, except with the prior written approval of Remington, he will make no oral or written disclosure of such information either during or after the term of this Agreement to any third parties.

9.	RECORDS PROPERTY OF REMINGTON:

Little agrees that, upon the expiration or termination of this Agreement for any reason whatsoever, all drawings, designs, specifications, notebooks, tracings, photographs, negatives, reports, findings, recommendations, data and memoranda of every description, arising out of and/or relating to Services rendered under this Agreement, are to become the property of Remington and Remington shall have the exclusive right to copyright or publish such materials. The use of these materials in any manner by Remington or its assigns shall result in no additional claim for compensation or fees by Little.

10.	PERSONAL NATURE OF SERVICES:

It is understood that the Services contemplated by this Agreement shall be performed personally by Little and that no other person shall be retained by Little to perform Services except upon advance written approval of Remington.

11.	CONFLICT OF INTEREST:

By entering into this Agreement with Remington, it is understood that Little presently has no conflicting interests, agreements or obligations with any other party. Nothing herein contained shall restrict Little from providing non-conflicting consulting services to others during the term of this Agreement, consistent with the duties, responsibilities and demands of Remington on the time of Little, Little’s 2007 Executive Employment Agreement dated May 31, 2007 or that certain General Release and Waiver of Claims agreement executed by the Parties dated as of August 15, 2008.

12.	ASSIGNABILITY:

Little agrees that this Agreement is not assignable by Little without the advance written consent of Remington. Remington shall have the right to assign this Agreement to a parent,

subsidiary or affiliate of or successor to Remington (including, but not limited to, any entity or entities succeeding to the businesses, assets and/or operations of Remington in any manner relating to the subject matter hereof, whether by merger, purchase, sale, consolidation, reorganization or other restructuring and whether or not Remington is the surviving entity), without the prior written consent of Little.

13.	RELEASE AND INDEMNIFICATION:

Little agrees to and does hereby release Remington from any and all liability for damage to property, property loss, personal injury or death that may be sustained by Little which in any way arises from or is connected with performance of Services under this Agreement, except when such injuries, damage, or death are caused by the sole negligence of Remington.

14.	NATURE OF RELATIONSHIP:

It is understood that in the performance of Services under this Agreement, Little is acting solely as an independent contractor and not as an employee of Remington. Further, nothing in this Agreement shall be construed or implied to create a relationship of partners, agency, joint venturers or of employer and employee. Since Little is an independent contractor, it is understood that Remington has no obligation under foreign or domestic laws regarding employee liability and Remington’s total commitment and liability in regard to this Agreement is payment of Little’s fees and expenses expressly limited as described herein.

15.	TAXES:

All taxes applicable to any amounts paid by Remington to Little under this Agreement shall be Little’s liability and responsibility. Remington shall provide a form 1099 to Little for amounts paid by Remington to Little hereunder. Upon request by Remington, Little agrees to provide evidence of compliance with all applicable tax laws in regard to all amounts received under this Agreement.

16.	INTELLECTUAL PROPERTY:

A.

Little hereby acknowledges that the intellectual property of Remington including, but not limited to, its trademarks, service marks, tradenames and patents (“Intellectual Property”) and any and all ancillary rights thereto are either the property of Remington or the subject of a license authorizing Remington to use and sublicense the Intellectual Property and Little agrees not to take any action concerning the use or ownership of Intellectual Property without the express written permission of Remington. Little does not hereby acquire, and shall not endeavor to acquire, nor assist or encourage third parties to acquire, any right, license or interest to or in the Intellectual Property, including, but not limited to, acquisition through registration, application for registration or use, other than as expressly provided in this Agreement.

B.

Little agrees to promptly notify Remington of any infringements, unfair competition claim, or unauthorized use of the Intellectual Property that comes to his attention. Remington shall have the sole right to determine what action, if any, shall be taken with respect to such infringement, claim or unauthorized use.

17.	DISCLOSURE OF INVENTIONS AND DISCOVERIES:

Little agrees to make prompt and complete disclosure to Remington of all inventions and discoveries made or conceived by him while this Agreement is in effect, or within a reasonable time thereafter, which arise out of or relate to the Services rendered pursuant to this Agreement. Little also agrees to keep necessary records, including notes, sketches, drawings, models and data supporting all such inventions and discoveries made by him, during the course of performing Services pursuant to this Agreement, and Little agrees to furnish to Remington, upon request, all such records.

18.	ASSIGNMENT OF INVENTIONS AND DISCOVERIES:

Little also agrees that he will assign to Remington all inventions and discoveries made by him which arise out of and pertain to the Services rendered pursuant to this Agreement, together with patents as may be obtained on these inventions and discoveries. Little further agrees that, upon request of Remington, he will execute all necessary papers and cooperate in the fullest degree with Remington in securing, maintaining, and enforcing any such patents which arise out of his Services under this Agreement. It is understood, however, that these obligations undertaken by Little will be at no expense to him.

19.	LIMITATION OF AUTHORITY:

Little shall have only such authority as is from time-to-time granted or delegated in writing by Remington. Little is not authorized to execute contracts or other binding agreements in the name of Remington.

20.	TERMINATION:

This Agreement may be immediately terminated by Remington upon the happening of any of the following events:

A.	The death or disability of Little;
B.	Breach of a material obligation by Little;
C.	Little’s gross negligence or serious misconduct that has caused or would reasonably be expected to result in material harm or injury to Remington; or,

D.	Inability or refusal by Little to provide Services.

Either Party may terminate this Agreement, with or without cause, by delivering prior written notice to the other Party specifying the date of termination.

Upon termination, all further obligations of the Parties shall cease except as specifically described elsewhere herein. Remington’s total liability and/or obligation to Little shall be to pay for Services rendered to Remington through the date of termination that have not previously been paid. Under no circumstances shall Remington be liable to Little for any other amounts whatsoever.

21.	NOTICES:

All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be sent by telecopier, facsimile or E-mail and confirmed by a subsequent letter sent by overnight courier to the addresses shown below, or such other address as either Party may furnish the other in writing from time-to-time, in accordance with this Section. Any such notices or changes of address shall be effective on the business day next following the delivery of the confirming notice by overnight courier.

If to Remington:	It to Little:
Remington Arms Company, Inc.	Mark Little
870 Remington Drive	One Jacob’s Way
Madison, NC 27455	Greensboro, NC 27455
Attn: Chief Executive Officer	Tele: (336) ___ _____
Tele: (336) ____ ____	Fax: (___) ___ ____
Fax: (336) ___ ____	E-Mail: ______________________

E-mail: ___________________

22.	NO SOLICITATION:

Little agrees that he will not, without the prior written consent of Remington, directly or indirectly solicit any employee of Remington or induce any employee to leave Remington’s employment for a period of one (1) year after the termination or expiration of this Agreement.

23.	LAW:

This Agreement shall be governed, construed and interpreted under and pursuant to the substantive laws of the State of North Carolina, excluding its choice of law rules.

24.	GENERAL PROVISIONS:

A.

The failure of either Party, at any time, to require performance of the other Party of any provision hereof, shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either Party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

B.

In the event that this Agreement, or any of its sections, terms and/or provisions, is declared invalid or unenforceable by a court, agency, commission or other entity having proper jurisdiction thereof, neither Party shall have any cause of action or claim against the other Party by reason of such declaration of invalidity or unenforceability. The Parties agree that each and every section, term and/or provision of this Agreement shall be considered severable and that in the event a court of competent jurisdiction finds any section, term and/or provision of this Agreement to be invalid or unenforceable, the validity and enforceability of the remaining sections, terms and/or provisions shall not be affected and this Agreement shall be construed in all respects as if the invalid or unenforceable matter had been omitted. The Parties agree that in such an event they will negotiate in good faith a replacement section, term and/or provision for that section, term and/or provision declared invalid or unenforceable.

C.	The headings of the sections of this Agreement are included for convenience only and shall not in any way affect the meaning or interpretation of this Agreement.
D.	This Agreement may be executed in counterparts, each of which shall be deemed an original.
E.	Notwithstanding anything to the contrary contained herein, sections, 7, 8, 9, 13, 15, 16, 17, 18, 20, 22 and 23 shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

REMINGTON ARMS COMPANY, INC.	MARK LITTLE

_________________________	_________________________
Signature	Signature

_________________________	_________________________
Print Name	Print Name

Chief Executive Officer

Title

“EXHIBIT B”

REMINGTON ARMS COMPANY, INC.

GENERAL RELEASE AND WAIVER OF CLAIMS

In consideration of the payment by Remington Arms Company, Inc. (“Remington”) of the severance and other benefits to me pursuant to that certain 2007 Executive Employment Agreement dated May 31, 2007 and that certain letter agreement dated as of August 15, 2008 (collectively, the “Agreements”), I, MARK A. LITTLE, agree to and do finally and completely release and forever discharge Remington, its parent and/or parent companies, its/their subsidiaries and its/their affiliates, and any one or more of its/their employees, shareholders, officers, directors or agents (“Releasees”) from any and all liabilities claims, obligations, demands, and causes of action of any and every kind or nature whatsoever, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, which I now have, own or hold, or claim to have, own or hold, or which I may have, own, or hold, or claim to have, own or hold, against each or any of the Releasees arising from or relating to my employment with Remington and termination of that employment.

This General Release and Waiver of Claims (“Release), includes without limiting the generality of the foregoing, claims arising under any provision of federal, state, federal or local law, any state or local anti-discrimination statute, ordinance or regulation, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, or the Employee Retirement Income Security Act of 1974, all as amended, or any similar federal, state, or local statutes, ordinances or regulations, or claims in the nature of a breach of contract, claims for wrongful discharge, emotional distress, defamation, fraud or breach of the covenant of good faith and fair dealing, tort and wage or benefit claims (other than the payments to which I am entitled under the Agreements); provided, however, that this Release does not include actions brought by me (or my personal representative) to enforce the terms of the Agreements or to secure benefits under any other employee benefit plan or program of Remington of which I am a participant, or to seek indemnification under the Remington’s bylaws or other corporate governance documents, or to seek worker’s compensation or unemployment compensation benefits, and this Release does not apply to any rights or claims that I might have which arise as a result of any conduct that occurs after the date this Release is signed by me. If I violate the terms of this Release, I agree to pay the Releasees’ costs and reasonable attorneys’ fees.

I acknowledge that, among other rights subject to this Release, I am hereby waiving and releasing any rights I may have under the ADEA, that this Release is knowing and voluntary, and that the consideration given for this Release is in addition to anything of value to which I was already entitled as an employee of Remington.

As provided by law, I have been advised by Remington to carefully consider the matters outlined in this Release and to consult with such professional advisors as I deem appropriate, including a lawyer of my own choice (although I may choose voluntarily not to do so). I acknowledge that I have had at least twenty-one (21) days from receipt of this Release to consider the terms and conditions set forth herein, and I understand that I have a period of seven (7) days following my execution of this Release to revoke my signature, in which event this Release shall not be effective or binding on the parties and I will not receive any of the payments or benefits described in the Agreements. I further understand fully and acknowledge the terms and consequences of this Release and I voluntarily accept them.

ACKNOWLEDGED AND AGREED TO,

INTENDING TO BE LEGALLY BOUND HEREBY:

Dated: August 15, 2008	/s/ Mark A. Little
Mark A. Little